Investor Presentation February 2015
Unlocking Shareholder Value in Industrial and Commercial Companies
OTCQX: SGGHU
ISSUER FREE-WRITING PROSPECTUS
Filed Pursuant to Rule 433
Relating to Prospectus Supplement dated
January 29, 2015
Registration Statement No. 333-191020
Dated February 9, 2015

Cautions about Forward-Looking
Statements and Other Notices

OTCQX: SGGHU
Signature Group Holdings, Inc. (the “Company”) has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the rights offering to which this communication relates. Before you invest, you should read the prospectus supplement and the base prospectus  (collectively, the “prospectus”) included in the Company’s registration statement and other documents we have filed with the SEC for more complete information about us and this offering. The prospectus and the registration statement may be accessed through the SEC’s website at
www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it  from: Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City,
NJ 07310, (866) 300-8594.
This prospectus is not an offer to sell and we are not soliciting an offer to buy in any state or other jurisdiction in which the offer or sale is not permitted. Our application for qualification with the Department of Business Oversight of the State of California related to this  rights offering is not effective at this time, and unless and until it becomes effective prior to the expiration date for this rights offering, we will not be permitted to offer or sell the subscription rights or common stock issuable upon the exercise of such rights  in the State of California or communicate to a stockholder located in the State of California that we are accepting their subscription to purchase shares in this rights offering.
This presentation contains forward-looking statements, which are based on the Company’s current expectations, estimates, and projections about the
Company's and Aleris Corporation’s Global Recycling and Specification Alloys (“GRSA” or “Real Alloy,” as defined below) businesses and prospects, as well as management's beliefs and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,”
“estimates,” “may,” “should,” “will,” “positioned,” “outlook” and variations of these words are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s and GRSA’s expansion and business strategies; the Company’s ability to satisfy the conditions to the acquisition of GRSA and the related financings, and to ultimately consummate the GRSA acquisition; anticipated growth opportunities; the amount of capital-raising necessary to achieve those strategies, as well as future performance, growth, operating results, financial condition and prospects.
Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict.
Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.
Important factors that may cause such a difference include, but are not limited to the Company’s ability to successfully identify, consummate and integrate the acquisitions of GRSA and/or other businesses; the acceptance of the Company’s stock for listing on NASDAQ, or another exchange; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation matters, as well as demands by investment banks for defense, indemnity, and contribution claims; obtaining the expected benefits of the reincorporation; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; and other risks detailed from time to time in the Company’s SEC filings, including but not limited to the prospectus and our most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.
The statements contained herein speak only as of the date of this presentation and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
The industry, market data and other statistical information in this presentation are based on independent industry and government publications, reports by market research firms or other published independent sources. Some data is also based on the Company’s good faith estimates. Although the Company believes these sources are reliable, the Company has not independently verified the information and cannot guarantee its accuracy and completeness.
© 2015 Signature Group Holdings, Inc. All Rights Reserved.

OTCQX: SGGHU
Craig Bouchard, Chairman & CEO

@Signature
Craig Bouchard has served as chairman and CEO of Signature Group Holdings since June 2013, after leading a proxy campaign to replace the company’s board. This represented his second successful proxy action against a company.
M&A and
Metals
Experience
In 2010, founded Shale-Inland, the leading master distributor of stainless steel pipe, valves, fittings, stamped and fabricated parts for the U.S. Energy industry, with revenues approaching $1 billion.
In 2004, co-founded Esmark Inc. at 25 cents per share, an enterprise value of $2 million and revenue of $4 million. Esmark acquired nine steel companies, including Wheeling Pittsburgh Corporation in Wall Street’s first-ever hostile reverse tender merger, enroute to becoming America’s 4th largest steel company with revenues of $3.5 billion. Prior to the being acquired by Severstal for $1.3 billion, or $19.25 per share, in
2008, Esmark shares represented  the highest appreciating NASDAQ stock. Esmark’s success is chronicled in
“America for Sale, How the Foreign Pack Circled and Devoured Esmark.”
Background
Craig is the author of the New York Times Best-Selling book, “The Caterpillar Way. Lessons in Leadership,
Growth and Shareholder Value,” released in October 2013. The book reached #1 on the Barnes & Noble
Best Seller List and #8 on the New York Times Best Seller List in the Business category.
1998-2003, President and CEO of New York-based NumeriX, a risk management software company, which commanded a leading market share on Wall Street.
Prior to NumeriX, served at First National Bank of Chicago (now JP Morgan Chase) in a number of roles spanning 19 years, including head of Asia Pacific (based in Hong Kong and Tokyo), and later global head of Derivative Trading and Quantitative Research, and then lastly as senior vice president.
Holds a Bachelor’s degree from Illinois State University (1975), Master’s Degree in Economics from Illinois
State University (1977), and MBA from the University of Chicago (1981).
Former member of the Board of Trustees of Boston University and of the University of Montana, and
current Board member of the Department of Athletics at Duke University.

Signature Group Holdings Overview
Publicly traded, NOL-rich holding company seeking
well-managed and consistently profitable businesses
Signature management and board are seasoned
professionals with extensive experience in acquiring,
building and managing successful businesses
Oct. 2014, agreed to acquire Aleris Corporation’s
aluminum recycling business (to be renamed Real
Alloy Holding or “Real Alloy”) for $525M or 6.25x
EBITDA
1
Signature intends to uplist to NASDAQ following the
close of the Real Alloy acquisition
At Dec. 31, 2013, Signature had federal and California
NOLs totaling $933M and $994M, respectively.
(Federal NOLs do not begin to expire until 2027)
4
Source: Company filings
1) TTM at Sept. 2014
Real Alloy Holding
Adjusted EBITDA: $84.1M
OTCQX: SGGHU

OTCQX: SGGHU
Former Operations Provides Acquisition
Platform & NOLs for Strategic Transformation
2004:
Reached
$7B in
annual
revenue
1973: Changed
name to Fremont
General Corp.
Strategic Transition
1963:
Founded as
an insurance
company
5
2005: Wholly
owned subsidiary,
Fremont
Investment &
Loan, achieved
top five subprime
mortgage
originator
position
June 2008:
Voluntarily
filed for
Chapter 11
bankruptcy
2009: Initiated
reorganization
process
June 2010: Reorganized
as Signature Group
Holdings; NOLs remain
intact
2010: Private
investment from
Signature Group
Holdings, LLC with
Signatures’ Plan of
Reorganization
becoming effective
on June 11
Jul. 2011:
Acquired
NABCO for
$36.9M
Sept. 2012: Zell
Credit
Opportunity
Fund 7.0% stake
June 2013:
Bouchard and
Maheshwari
lead proxy
fight; Bouchard
appointed
chairman &
CEO
Oct. 2014:
Entered into
definitive
purchase
agreement
to acquire
GRSA from
Aleris for
$525M
Dec. 2014:
Completed
$28M Primary
Equity
offering
Jan. 2015:
Closed sale of
NABCO for net
cash proceeds
of $55.7M
Jan. 2015:
Closed $305M
Senior
Secured Notes
offering
pending GRSA
acquisition
$7 Billion
2010 | 1963                                                           | 2015
NOLs

OTCQX: SGGHU
Real Alloy Holding Overview

Note: All tonnage information is presented in metric tons
1) TTM at Sept. 2014
Recycling & Specification Alloys Volume by
Region
(TTM @9/30/14, 1,204kt)
2013 Volume Invoiced by End Use
(1,222kt)
North
America
69%
Europe
31%
Automotive
62%
Consumer
Packaging 21%
Other 5%
Steel 4%
Building &
Construction 4%
Aerospace 4%
Global leader in third-party aluminum recycling
Converts aluminum scrap and dross into
recycled metal and specification alloys
30+ year operating history
24 facilities in North America (18) & Europe (6)
300+ customers worldwide
~2/3 of production volume protected from
commodity price swings under tolling or
hedging arrangements
Summary financials
1
:
Volume invoiced: 1,204kt
Revenues: $1.53B
Adj. EBITDA: $84.1M
Aleris to provide a range of transition services
for up to 24 months, as well as continue as a
significant customer and supplier to Real Alloy

OTCQX: SGGHU
Real Alloy vs. Top 11 Regional
Competitors Market Share
Third-Party Aluminum Recycling
Production Capacity
1
North America
and Europe Combined
Global Leader in Third-Party
Aluminum Recycling
Real Alloy is the largest third-party
aluminum recycling manufacturer in the
world, providing significant competitive
advantages and ability to scale
Leader in both North America and
Europe
Highest production capacity (1.9mtpa)
within the fragmented third-party
aluminum recycling industry
7
1) Illustrates Real Alloy production capacity measured by melting capacity, versus selected regional competitors. Capacity of competitors based on Management estimates. Pie chart does not represent the total market in North America and Europe.
Real Alloy
(1.9mt)

OTCQX: SGGHU
Real Alloy Acquisition Rationale
Acquisition of Real Alloy makes Signature the
global leader in third-party aluminum recycling
Significant market opportunities driving growth
Experienced and proven management team
successful through multiple business cycles
Stable cash flow through tolling, hedging and
contractual cost pass-through arrangements
Increased operational flexibility provides ability to
optimize performance through market cycles
Integration with customers through closed-loop
operations
High-quality and diversified customer base

OTCQX: SGGHU
Real Alloy Supported by
Major Industry Tailwinds
Market
Growth
Global secondary aluminum demand expected to grow at ~7% per annum
Automotive aluminum body sheet content per vehicle expected to grow ~14%
per annum through 2025
Share Gains and
New End Markets
Additional automotive applications
Aerospace applications
Customer Growth
Pursue growth with existing customers and new relationships brought by
Signature and shift in competitive landscape
Highly competitive business model capable of operating in emerging economies
Incremental volume opportunities post-separation from Aleris
Acquisition and
JV Opportunities
Opportunities for acquisitions in North America and Europe
Greenfield and joint venture opportunities
9 Source: Freedonia Group, CRU, Ducker Worldwide
Secular Tailwinds Across Automotive, Consumer Packaging, Aerospace, and
Building and Construction End Markets Driving Industry Growth
Anticipated 18% automotive market growth in N.A. and Europe
62% of End Use Volume

OTCQX: SGGHU
Automotive (kt) Consumer Packaging (kt)
Aerospace (kt) Building and Construction (kt)
Strong Growth Across End Markets:
Aluminum Consumption by Segment
10
(1)         Based on 2013 volume         Source: Freedonia Group, CRU
185
240
176
203
361
443
2012 2017
N. America Europe
2,070
2,270
1,552
1,700
3,622
3,970
2012 2017
N. America Europe
1,025
1,525
2,171
2,505
3,196
4,030
2012 2017
N. America Europe
525
1,335
407
762
2012 2017
N. America Europe
932
2,097

Real Alloy Global Footprint
Real Alloy Operates 24 Facilities Strategically Located in Six Countries
Across North America and Europe
Note: Coldwater and Wabash locations have two facilities each
Rotary & Reverberatory
Furnaces
Molten Capable
Facilities
Pre-processing
Equipment
Total 59 12 20
11
Rock Creek
Elyria
Monclova
Goodyear
Sapulpa
Morgantown
Loudon
Steele
Friendly
Mississauga
Macedonia
Coldwater
Saginaw
Wabash
Chicago Heights
Post Falls
Eidsväg
Raudsand
Swansea Grevenbroich
Deizisau
OTCQX: SGGHU
Toeging
(Stuttgart)

OTCQX: SGGHU
Strong Customer Value Proposition

Average customer
relationship spans 10+ years
~95% renewal rate with top
customers
Diversified customer base
with Top 10 customers
accounting for < 50% of
volume
Competitive Advantage
Casting Rolling / Extrusion End-Product Fabrication End-Customers
Pre-processing
Melting
Casting
Ingots
Scrap
Scrap
Scrap
Integrated Recycling Value Chain
Close proximity to customers
Integrated into supply chain
Multiple facilities to support
customers
~40% of deliveries in the form
of molten metal due to close
proximity to customers
Operational expertise and scale
bring higher efficiency and quality
Maximize use of customers’ metal
units to minimize their metal risk
Molten delivery provides significant
cost savings and improved
productivity to customers
Value Proposition for Customers Impact to Real Alloy
Chrysler
Illustrative Operations Flow – Aluminum Fabrication Chain
General Motors

OTCQX: SGGHU
Tolling

Approximately two-thirds of Real Alloy’s volume is protected from commodity price swings under tolling or hedging arrangements.
Buy/Sell
Real Alloy’s Attractive Business Model
Real Alloy earns a tolling or
processing fee on a volume basis
Real Alloy does not own the metal
but processes metal owned by
customers — thereby insulated
from metal price risk and reducing
working capital needs
~53% of TTM volume at 9/30/14
was under tolling arrangements
Pass-through arrangements on
energy and other costs
Purchase aluminum scrap in the
open market and then sell the
converted metal
Profitability driven by the metal
spread
Real Alloy hedges some of its buy /
sell volume in Europe
~47% of TTM volume at 9/30/14
was under buy/sell agreements
Rapid inventory turns (12x/year)
ensure minimal commodity price
exposure

OTCQX: SGGHU
Primary vs. Secondary Production
Favorable Economics vs. Primary
~10% of the energy costs
Alloy elements already present in scrap
minimize input costs
Sustainability
Infinitely recyclable without loss of
quality
Lower energy consumption leads to
lower greenhouse gas emissions
14
Source: Freedonia Group, The Aluminum Association
Secondary Production Growing 40% Faster
than Primary and Expected to Account for
Half of North America and Europe
Aluminum Production by 2022
26.0
36.9
43.5
54.9
67.3
9.8
13.8
19.7
27.7
37.7
35.7
50.7
63.2
82.5
104.9
2002 2007 2012 2017E 2022E
Primary
Seconday
69.4%
63.1%
57.4%
52.9%
50.4%
30.6%
36.9%
42.6%
47.1%
49.6%
2002 2007 2012 2017E 2022E
Primary Secondary
Global Aluminum Production by Type
(million tons)
% Share of Aluminum Production – N.A. & Europe

OTCQX: SGGHU
Position
Aluminum Industry
Experience (years)
Terry Hogan Senior Vice President and General Manager 26
Russell Barr Vice President and General Manager, RSEU 9
Michael Hobey Vice President & CFO 8
Randy Collins VP Commercial, North America 31
Cathryn Griffin Vice President, Legal 9
Ralf Köring Director, Commercial Wrought Alloys, Europe 20
Christoph Will Finance Director, Europe 23
Experienced and Proven
Real Alloy Management Team
15
Exceptional management team with extensive industry experience
Proven ability to endure business cycles (positive EBITDA through the recession)
Successfully right-sized footprint to lower fixed cost structure and improve utilization rates

Real Alloy Financial Performance
(1) Contribution margin is defined as revenues less the cost of raw materials and freight expense included in cost of sales. (2)  Maintenance CapEx run approximately $25M-$30M/year
Revenue and Contribution Margin
($ millions)
1
Volume Invoiced
(metric tons in thousands)
16
Capital Expenditures - Consolidated
($ millions)
2
Adjusted EBITDA
($ millions)

Key Takeaways
Acquisition of Real Alloy makes Signature a
global leader in third-party aluminum recycling
Significant market opportunities driving growth
and Adjusted EBITDA expansion
Stable cash flow through tolling, hedging and
contractual cost pass-through arrangements
Operational flexibility provides ability to
optimize performance through market cycles
High-quality and diversified customer base
Experienced and proven management

Real Alloy Holding
Adjusted EBITDA: $84.1M

Appendix

OTCQX: SGGHU
Rights Offering

$55 million Rights Offering launched January 29, 2015 to holders of record of common stock and warrants outstanding on January 28, 2015, the effective date.
Stapled Rights in which investors can acquire and subsequently exercise their Rights AFTER the effective date by purchasing shares of common stock with the Rights attached
Approximately 10 million shares to be issued at $5.64 per share
Use of proceeds is to fund the Real Alloy acquisition
Successful (fully subscribed) Rights Offering allows Signature to complete funding of the acquisition price and general corporate purposes
In the event Signature does not raise at least $50 million in the Rights Offering, backstop commitments are in place via a combination of senior notes and preferred stock
Basic Subscription Rights
Each share receives one subscription right
Each subscription right entitles the holder to purchase 0.562 shares (must hold unit at time of exercise)
Example: If a holder owns 100 shares, such holder will receive 100 subscription rights and may subscribe for 57 shares (100 subscription rights * 0.562 = 56.2, rounded up to the eliminate fractional shares)
Holders must exercise their basic subscription rights to prevent dilution from participating shareholders
Oversubscription Rights
If fully subscribed for pro rata shares, holders have the privilege to participate in residual portion of the
Rights Offering
Effectively allows shareholders to purchase additional shares at the rights offering discount, beyond pro rata limitation, if available and subject to escrow mechanism to protect NOLs

OTCQX: SGGHU
Rights Offering Summary

Issuer
Signature Group Holdings, Inc.
Ticker
OTCQX: SGGHU (unit of common stock with attached subscription right)
Securities Offered
Common stock upon exercise of subscription right
Total Amount Seeking to Raise
$55 million
Basic Subscription Right; Exercise Price
0.562 shares per subscription right
Exercise price of $5.64 per share
Total Offering Size
(1)
9,751,773 shares (56.2% of our common stock outstanding)
Common Stock after this Offering
(1)
27,095,665 shares
Contemplated Expiration Date
February 17, 2015 (subject to extension by the Signature Board of Directors)
Backstop Commitments
In the event this Rights Offering does not raise at least $50 million, Signature will fund the remainder of the Real Alloy acquisition price as follows:
Up to $20 million in senior notes issued by Signature to ZCOF and funds managed by another institutional investor (eliminated after $32 million raised in the Rights Offering)
Up to $30 million in incremental Series B Preferred Stock to be purchased by Aleris Corporation
(1)
Excluding 843,000 shares available to warrant holders under this right;
Total Offering Size and Total Common Stock including impact of warrants is 10,594,773 shares and 27,938,665 shares, respectively

OTCQX: SGGHU
Warrant Treatment
Signature’s 1,500,000 outstanding warrants:
Current exercise price of $6.17 per warrant (price protection ratchet will reduce exercise price to $5.64 upon closing of this Rights Offering)
Treated as if exercised for purpose of Rights Offering, results in holders ability to subscribe for up to an aggregate of 843,000 shares of common stock
(1,500,000 * 0.562)
Oversubscription privilege available to holders up to the full 843,000 shares
Contractually have ‘special rights’ allowing for extended, 90 day period following the Effective Date to exercise their subscription rights
Proceeds received from subscription and oversubscription rights exercised prior to the Expiration Date will be used toward funding the Real Alloy acquisition; proceeds received from subscription and oversubscription rights exercised following the Expiration Date will be used for general corporate purposes
If warrant holders fully participate in this Rights Offering, $4.8 million of incremental capital raised

Sources and Uses

Sources ($ millions)
Cash $45.0
Series B Preferred Stock 25.0
Proceeds from NABCO sale (1) 45.0
Senior Secured Notes (2) 305.0
ABL and Factoring Facility (3) 73.5
Rights Offering 55.0
October 2014 Private Placement (4) 3.0
Equity Offering (5) 28.5
Total Sources $580.0
Uses ($ millions)
Fund GRSA acquisition $525.0
Estimated fees and expense 35.8
Senior Secured Notes Issue
Discount  (2)
8.5
Pre-Funded Interest Reserve (2) 4.2
Excess Cash 6.5
Total Uses $580.0
Note: See Prospectus Supplement for additional information.
(1)
NABCO was sold January 9, 2015 for $78 million, with net cash proceeds totaling $55.7 million.  Signature intends to use approximately $45 million of these proceeds to help fund the Real Alloy acquisition.
(2)
Closed into escrow on January 8, 2015.  Principal amount of $305 million 10.0% Senior Secured Notes due 2019 were issued.  Gross proceeds of $296.5 million were received following an $8.5 million original issue discount.  $4.2 million reserved to pay interest on Senior Secured Notes during escrow period.
(3)
$73.5 million in combined opening draws on a $110 million U.S. / Canada ABL and a €50 million German factoring facility, each provided by GE Capital and/or its affiliates.
(4)
$3.0 million raised in a private placement of shares on October 28, 2014.  0.3 million shares issued at $10.00 per share.
(5)
$28.5 million raised in a registered Equity Offering on December 19, 2014.  4.4 million shares issued at $6.50 per share.
OTCQX: SGGHU

OTCQX: SGGHU
Pro Forma Capitalization

Pro forma
($ millions)
9/30/2014
As Adjusted for the
Sale of NABCO
Adjusted for Sale of
NABCO, Equity Offering
and October 2014
Private Placement
Fully Adjusted
Cash $44.8 $100.5 $130.5 $17.0
Line of Credit 1.2 - - -
September 2016 Term Loan 4.8 - - -
December 2018 Term Loan 9.8 - - -
Real Alloy Capital Leases - - - 4.3
New Senior Secured Notes - - - 305.0
New ABL and Factoring Facility - - - 73.5
Total Debt $15.8 $0 $0 $382.8
New Series B Preferred Stock - - 25.0
Shareholders’ Equity 51.5 91.0 121.0 151.4
Total Capitalization $67.3 $91.0 $121.0 $559.2
Note: See Prospectus Supplement for relevant footnotes
(1) As Adjusted for this Rights Offering, the Equity Offering, the October 2014 Private Placement, the Senior Secured Notes, the Asset-Based Facility, the Factoring Facility and preliminary adjustments for the Real Alloy acquisition
1

Real Alloy Adjusted EBITDA Reconciliation

9 Months Ended Sept 30, LTM Sept 30,
($ millions) 2011 2012 2013 2013 2014 2014
Net income $68.7 $26.4 $19.0 $11.4 $26.0 $33.6
Provision for (benefit from) income taxes 14.6 11.9 4.3 4.3 (0.7) (0.7)
Depreciation and amortization 11.0 15.8 21.6 15.4 17.4 23.6
EBITDA $94.3 $54.1 $44.9 $31.1 $42.7 $56.5
Restructuring charges 0.2 2.4 3.3 3.2 2.0 2.1
Unrealized losses (gains) on derivatives 3.2 (1.5) (0.8) 0.2 0.6 (0.4)
Net income attributable to NCI 1.0 1.3 1.0 0.8 0.9 1.1
Loss on disposal of assets 0.1 0.8 1.3 0.7 1.7 2.3
Stock based compensation expense related to Real Alloy
employees and non-GRSA employees
3.0 4.2 4.8 3.7 3.6 4.7
SG&A allocated from Aleris not directly associated
with the business
13.6 12.0 12.6 8.6 9.5 13.5
Excluded entities/facilities (6.7) (3.6) (3.3) (2.2) - (1.1)
Medical expense adjustment - - 4.3 3.5 2.3 3.1
Extreme winter weather - - - - 2.1 2.1
Other (3.3) (0.8) 1.4 1.1 1.1 1.4
Adjusted EBITDA $105.4 $68.9 $69.5 $50.7 $66.5 $85.3
Estimated standalone impact (1.2)
Standalone Adjusted EBITDA $84.1
Note: See Prospectus Supplement for relevant footnotes